Exhibit 99.1

For Release 7AM ET; Tuesday, April 15, 2014

Prestige Brands Announces Agreement to Acquire Hydralyte,™ the Leading OTC Oral Rehydration Product in Australia

Acquisition Will Double Australian Subsidiary’s Revenues

Tarrytown, NY—April 15, 2014—Prestige Brands Holdings, Inc. (NYSE-PBH) today announced the signing of a purchase agreement for the acquisition of Hydralyte™ in Australia and New Zealand from The Hydration Pharmaceuticals Trust of Victoria, Australia. The acquisition is expected to close, subject to customary closing conditions, during the first quarter of fiscal 2015, which began on April 1, 2014.

The acquisition is projected to double the annual revenues of Care Pharmaceuticals, Prestige’s subsidiary in Australia, to approximately $50 million (AUD) for fiscal 2015, and is expected to be accretive to Prestige’s earnings per share for fiscal 2015, exclusive of transaction, integration and purchase accounting items. Prestige acquired Care Pharmaceuticals in July 2013.

Hydralyte is the leading over-the-counter (OTC) brand in oral rehydration in Australia and New Zealand, and will be marketed and sold through Care Pharmaceuticals. Hydralyte is available in pharmacies in multiple forms and is indicated for oral rehydration following diarrhea, vomiting, fever, heat and other ailments.

Financial terms of the acquisition have not been disclosed. Prestige funded this acquisition, its fifth in the past five years, with a combination of cash on the balance sheet and its existing credit facility with very minimal impact on the Company’s leverage ratio or M&A capacity.

Commentary

In making the announcement, Prestige CEO Matthew M. Mannelly commented, “We are very pleased with the acquisition of Hydralyte in the Australia and New Zealand markets. Hydralyte is a strong, strategic addition to our portfolio. It is a high growth, market-leading OTC brand with a name synonymous with oral rehydration among both consumers and healthcare professionals. Hydralyte strengthens and complements our portfolio, is expected to double the revenues of our Australian subsidiary and is another step closer to our stated goal to grow our business in the Austral-Asia region to $100 million.”

“Hydralyte is well-positioned to benefit from both Care and Prestige’s core competencies in brand building and innovation. Care’s strong management team under the leadership of Malcolm Yesner has a long track record of successful brand building and driving sales growth by focusing on consumer needs, innovation and new products,” he said. “In the nine months since its acquisition, Care has already successfully integrated Prestige’s Murine® eye care brands into its portfolio, and is now well-positioned to integrate the Hydralyte acquisition. We look forward to continuing to build and expand our strong portfolio in the fast-growing Austral-Asia region,” Mr. Mannelly said.

Sawaya Segalas, & Co., LLC acted as exclusive financial advisor to Prestige Brands on this transaction.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, and in certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada.

About Care Pharmaceuticals, a Subsidiary of Prestige Brands Holdings, Inc.

Care Pharmaceuticals of Bondi Junction, Australia is a leading marketer and distributor of brand name over-the-counter healthcare products for adults and children with an established portfolio of well-known consumer brands. Among them are Fess® Nasal Sprays, Fab Iron® supplements, and the Murine® eye care products line.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "project," "will," "expect," "goal," "positioned," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the expected timing for consummating the acquisition, the acquisition’s impact on revenues and earnings per share, the impact of the acquisition on M&A capacity, our ability to create a new platform, grow the brand and build a portfolio, expansion of geographic opportunities, and the expected smooth integration of the businesses and operations. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those in the forward-looking statements as a result of a variety of factors, including the satisfaction of the closing conditions, the impact of foreign exchange, general economic and business conditions, our ability to successfully integrate Hydralyte, competitive pressures, unexpected costs, liabilities and disruptions resulting from the integration, or adverse changes in the laws of the countries in which Hydralyte products are sold. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and other periodic reports filed with the Securities and Exchange Commission. Except to the extent required by applicable securities laws, we are not under any obligation to (and expressly disclaim any such obligation to) update any forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.

Prestige Brands Holdings, Inc.
Dean Siegal, 914-524-6819